Exhibit (d)(58)

GLENMEDE

    INVESTMENT MANAGEMENT LP

September 17, 2014

Mary Ann B. Wirts

President

The Glenmede Fund, Inc.

c/o Glenmede Investment Management LP

One Liberty Place

1650 Market Street, Suite 1200

Philadelphia, PA 19103-7391

Re:	The Glenmede Fund, Inc.: Long/Short Portfolio

and Total Market Portfolio

Dear Mrs. Wirts:

Pursuant to Investment Advisory Agreements between the Fund on behalf of the Long/Short Portfolio (formerly, the Absolute Return Portfolio) and the Total Market (formerly, the Total Market Long/Short Portfolio) (each a “Portfolio” and collectively the “Portfolios”) and Glenmede Investment Management LP (the “Adviser”) dated September 26, 2006 and as amended January 1, 2007, the Adviser is entitled to investment advisory fees of 1.20% of each Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance of each Portfolio, the Adviser shall, until future notice, but in no event terminating before February 28, 2016:

(1) waive a portion of its investment advisory fees so that each Portfolio’s respective investment advisory fee will equal 0.85% of such Portfolio’s average daily net assets; and

(2) waive such additional portion of its investment advisory fees and/or reimburse expenses (other than Acquired Fund fees and expenses, short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which each Portfolio’s respective total operating expenses (other than Acquired Fund fees and expenses, short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) exceed a total operating expense ratio (excluding Acquired Fund fees and expenses, short sale dividend expense, brokerage commissions, prime broker interest expense, extraordinary items, interest and taxes) of 1.25% of such Portfolio’s average daily net assets.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

Glenmede Investment Management LP

By:	Gatepost Partners, LLC, its General Partner

By	/s/ Peter Zuleba
Title:	Director

Your signature below acknowledges

acceptance of this Agreement:

By:	/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President
The Glenmede Fund, Inc.